Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of United Benefits and Pension Services, Inc (a development stage enterprise) on Form S-1 of our report dated March 28, 2008, with respect to our audit of the financial statements of United Benefits and Pension Services, Inc (a development stage enterprise) as of April 30, 2007 and for the period from October 6, 2006 (date of inception) to April 30, 2007 which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman
New York, New York
March 28, 2008